Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-08883) of Sovran Self Storage, Inc. and in the related Prospectus of our report dated August 30, 1996, with respect to the historical summaries of combined gross revenue and direct operating expenses in this Form 8-K/A for the year ended December 31, 1995.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-10654) of Sovran Self Storage, Inc. of our report dated August 30, 1996, with respect to the historical summaries of combined revenue and direct operating expenses in this Form 8-K/A for the year ended December 31, 1995.




                                                               ERNST & YOUNG LLP

Buffalo, New York
August 30, 1996
































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